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                                                                   EXHIBIT 99.1

                                                                   [TESORO LOGO]
FOR IMMEDIATE RELEASE



CONTACTS:
     JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687
     TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676




                     TESORO PETROLEUM CORPORATION ANNOUNCES
                   REVISED TERMS FOR GOLDEN EAGLE ACQUISITION

                    OVER $100 MILLION IN ECONOMIC IMPROVEMENT

                   REDUCED INITIAL CASH OUTLAY OF $200 MILLION

SAN ANTONIO - MAY 6, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced amended terms for the purchase of Valero Energy Corporation's (NYSE:VLO) Golden Eagle refinery and 70 associated retail sites, improving the economic terms of the transaction to Tesoro by more than $100 million and reducing the initial cash outlay by $200 million.

The amended terms reduce the purchase price by $50 million to $945 million, excluding the feedstock and refined product inventories, which are estimated to be valued at approximately $130 million. Under the amended terms, as part of the $945 million purchase price, Tesoro will issue to Valero two ten-year junior subordinated notes with a face amount of $150 million. The terms of the notes are as follows:

o A $100 million junior subordinated note, due July 2012, will be non-interest bearing for the first five years and will carry a 7.5% interest rate for the remaining five-year period.

o A second $50 million junior subordinated note, due July 2012, will have no interest payment in year one and will include a 7.47% interest rate for the second through the fifth years. The interest rate will be 7.5% for years six through ten.

The promissory notes will be subordinated in all respects to Tesoro's existing Senior Subordinated Notes and will have a maturity that extends beyond that of the Senior Subordinated Notes. The amount of debt that will be recorded on the balance sheet for the $150 million notes will reflect an appropriate discount rate.



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Additionally, Valero Energy has agreed to expend through closing $47.5 million of the $122 million CARB Phase III project at Golden Eagle. Valero originally estimated that its total capital investment for this project at closing was going to be $22 million.

The transaction has been approved by the Attorney General of the state of California, and is expected to close on May 17, but it could close earlier upon negotiation of the final documentation with Tesoro's bank group.

"The revised terms of the transaction reflect the current margin environment and our principal goal to preserve maximum financial flexibility and meet the pro forma capital requirements of the company (including Golden Eagle) in a below average margin environment," said Bruce Smith, Chairman, President and CEO. With these amended terms, Tesoro expects to have the full availability of its $225 million revolving credit facility, which also has an option for an additional $50 million of availability.

"Beyond quickly integrating the Golden Eagle assets and capturing that value for our shareholders, our number one priority will be debt reduction. With that in mind, we have accelerated the evaluation of possible alternatives to reduce debt including assets sales and a stringent review of our cost structure," added Smith. "As we previously announced, we are currently evaluating offers for the Marine Services business. We will explore divestitures of certain non-strategic retail and logistics assets to facilitate a reduction in our debt level. Additionally, the 2002 capital budget will be reduced from $337 million to $267 million. This reduction reflects both certain Golden Eagle expenditures made by Valero prior to closing and elimination of lower return discretionary capital projects for our existing business. Finally, I will implement internal cost initiatives designed to increase efficiency and enhance return on capital," concluded Smith.


CONFERENCE CALL SCHEDULED

Tesoro has scheduled a conference call to discuss the new terms of the Golden Eagle acquisition for 9 a.m., central time on Monday, May 6, 2002. Interested parties may listen to the live conference call over the Internet by logging on to Tesoro's Internet site at http://www.tesoropetroleum.com at the scheduled time. This presentation will be archived on Tesoro's Internet site for 60 days. You may also access the conference call by dialing toll free (877) 345-0224 with the passcode TESORO.

Individuals wishing to listen to Tesoro's conference call from its Internet site will need RealPlayer, which can be downloaded free of charge from http://www.real.com. Please allow at least fifteen minutes to complete the download.

Tesoro Petroleum Corporation is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates five refineries in the western U.S. with a combined capacity of 390,000 barrels per day. Tesoro's growing retail marketing



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system includes more than 600 branded retail stations, of which approximately
200 are company owned and operated under the Tesoro and Mirastar brand.

This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected effects of the Golden Eagle acquisition on future earnings, capital expenditures, cash flows, debt financing and liquidity. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.


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